Exhibit 10.3
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of this 15th day of August, 2007, is by and between Corrections Corporation of America, a Maryland corporation formerly known as Prison Realty Trust, Inc. and having a principal place of business at 10 Burton Hills Boulevard, Nashville, Tennessee (the “Company”), and John D. Ferguson, a resident of Nashville, Tennessee (the “Executive”) and amends and replaces in its entirety that certain Employment Agreement, dated as of August 4, 2000, and that certain First Amended and Restated Employment Agreement, dated as of February 27, 2007 between the Company the Executive, as amended.
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company has resolved that it is in the best interest of the Company that the Executive be subject to the terms of an executive employment agreement; and
     WHEREAS the Company and the Executive now desire to enter into this Agreement and set forth the terms and conditions of the Executive’s employment.
     NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:
     1. Employment. The Executive shall serve as the Chief Executive Officer and President of the Company and such other office or offices to which Executive may be appointed or elected by the Board of Directors, with the Executive’s consent, including, but not limited to, Vice Chairman of the Board of Directors. Subject to the provisions of Section 7 hereof, the Company shall use its best efforts to have the Executive elected to the Board of Directors of the Company, and the Executive shall serve in such capacity if elected. Subject to the direction and supervision of the Board of Directors of the Company, the Executive shall perform such duties as are customarily associated with the offices of Chief Executive Officer and President, and such other offices to which Executive may be appointed or elected by the Board of Directors. The Executive’s principal base of operations for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company located in Nashville, Tennessee. The Executive agrees to abide by the Company’s Charter and Bylaws as in effect from time to time and the direction of its Board of Directors except to the extent such direction would be inconsistent with applicable law or the terms of this Agreement.
     2. Term. Subject to provisions of termination as hereinafter provided, the initial term of the Executive’s employment under this Agreement shall terminate on December 31, 2002 (the “Initial Term”). Unless the Company notifies the Executive that his employment under this Agreement will not be extended or the Executive notifies the Company that he is not willing to extend his employment, the term of his employment under this Agreement shall automatically be extended for a series of additional one (l) year periods on the same terms and conditions as set forth herein (individually, and collectively, the “Renewal Term”).

     3. Notice of Non-Renewal. If the Company or the Executive elects not to extend the Executive’s employment under this Agreement, the electing party shall do so by notifying the other party in writing not less than sixty (60) days prior to the expiration of the Initial Term, or sixty (60) days prior to the expiration of any Renewal Term. If the Company or the Executive does not elect to extend the Executive’s employment under this Agreement, the Executive shall be considered to have been terminated without Cause upon the expiration of his employment, and the Executive will receive the payments and benefits set forth in this Agreement. The Executive’s date of termination, for the purposes of this Agreement, shall be the date of the Company’s last payment to the Executive.
     4. Compensation.
     4.1. Base Salary. The Company shall pay the Executive an annual salary (“Base Salary”) with respect to the Initial Term as follows: (i) for the period beginning on the date of this agreement and ending on December 31, 2000, the Company shall pay the Executive a pro-rated salary based on an annual salary of $350,000; (ii) for the period beginning on January 1, 2001 and ending on December 31, 2001, the Company shall pay the Executive a salary equal to $350,000; and (iii) for the period beginning on January 1, 2002 and ending on December 31, 2002, the Company shall pay the Executive a salary equal to $400,000. The salary payable to the Executive hereunder shall be paid in accordance with the Company’s normal payroll practices, but in no event less often than monthly. The annual salary to be paid to the Executive during the Renewal Term shall be equal to a minimum of $540,000. During each year of this Agreement, the Executive’s compensation will be reviewed by the Board of Directors of the Company, or such committee or subcommittee to which compensation review has been delegated, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Board of Directors of the Company, or any such committee or subcommittee, may increase the Executive’s compensation to any amount it may deem appropriate.
     4.2. Bonus. The Company shall pay to the Executive a cash bonus with respect to the Company’s 2000 fiscal year equal to $75,000, payable on or before January 31, 2001. The Company shall pay to the Executive a cash bonus with respect to the Company’s 2001 fiscal year equal to $175,000, payable on or before January 31, 2002. In the event the Company achieves certain financial performance targets as established by the Board of Directors of the Company after consultation with the Executive for the Company’s 2001 fiscal year or such other period as the parties mutually agree, the Company shall also pay the Executive a cash bonus equal to $175,000, payable at the earlier of March 31, 2002 and ten (10) days following the confirmation by the Board of Directors of the Company that such targets have been met. The Company shall pay to the Executive a cash bonus hereunder with respect to the Company’s 2002 fiscal year equal to $200,000, payable on or before January 31, 2003. In the event the Company achieves certain financial performance targets as established by the Board of Directors of the Company after consultation with the Executive for the Company’s 2002 fiscal year or such other period as the parties mutually agree, the Company shall pay to the Executive a cash bonus equal to $200,000, payable at the earlier of March 31, 2003 and ten (10) days following the confirmation by the Board of Directors of the Company that such targets have been met.
     During any Renewal Term hereof, the Executive shall not be guaranteed to receive any annual cash bonus. The Executive shall, however, be eligible to participate in and receive any cash bonuses due under the Company’s Management Cash Bonus Incentive Plan (or such other plan) that may be adopted by the Company’s Board of Directors, or such committee or subcommittee to which compensation matters have been delegated, and in effect during the applicable year of any Renewal Term. Any bonus to which the Executive may be entitled during the Renewal Period shall be paid to the Executive by March 15 of the year following the year to which the bonus relates; provided, however, that if the Company is unable to determine the amount of such bonus prior to such date, then such bonus shall be paid no later than December 31 of such year.
     4.3. Benefits.
     4.3.1 General. The Executive shall be entitled to an annual paid vacation as established by the Board of Directors of the Company. In addition, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including unit purchase programs and unit option plans. Except as may be provided for in Section 4.3.2. herein, nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives.
     4.3.2 Life, Health and Disability Insurance. Notwithstanding the benefit provisions of Section 4.3.1. herein, and in addition to the benefit provisions contained therein, the Company agrees to the following:
               (i) To provide and maintain, during the period of the Executive’s employment with the Company, and for a period of two (2) years thereafter, health insurance on the Executive and his spouse in such amounts as are customary for or available to executives of the Company with the costs of such benefits (including the Company’s portion of any premiums) paid by the Company on the Executive’s behalf following Executive’s termination of employment included in the Executive’s gross income; and
               (ii) To provide and maintain, through insurance or on its own account, coverage for the Executive, relating to illness or incapacity resulting in the Executive being unable to perform his services, that will provide payment of the Executive full salary and benefits for one (1) year. To the extent that payments are received from any worker’s compensation or other Company paid plans, the Company’s obligations will be reduced by amounts so received.
With respect to the Company’s obligations under this Section 4.3.2, the Company agrees to waive any and all provisions relating to any pre-existing conditions of the Executive and any waiting period that may be required under the terms of the Company’s health insurance plan or policy with respect to the coverage of the Executive thereunder.
     4.4. Expenses Incurred in Performance of Duties. The Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties under this Agreement upon evidence of receipt. Notwithstanding any other provision of this Section 4.4, the Executive shall be reimbursed for such expenses no later than December 31 of the year following the year in which such expenses were incurred
     4.5. Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.
     4.6. Options to Purchase Stock/SARs. The provisions of the first two paragraphs of this Section 4.6 were applicable only with respect to the Initial Term. Upon execution of this Agreement at the commencement of the Initial Term, the Company shall grant to the Executive an option to purchase up to 1,000,000 shares of common stock, $.0l par value per share, of the Company, having an exercise price equal to $2.38 per share. The option to purchase 500,000 of the shares shall vest immediately upon the execution of this Agreement, with the option to purchase 500,000 shares vesting upon the first anniversary hereof. Executive shall also be entitled to receive upon execution of this Agreement an option to purchase: (i) 500,000 shares of common stock of the Company, having an exercise price equal to $5.00 per share, with such option vesting upon the second anniversary hereof; and (ii) 500,000 shares of the Company’s common stock having an exercise price of $7.50 per share, with such option vesting on the third anniversary hereof. The terms and conditions of the options shall be set forth in an option agreement in form substantially similar to that attached hereto as Exhibit A (the “Option Agreement”).
     In the event the stockholders of the Company shall fail to approve the grant of options or warrants or any amendment to the stock option plan authorizing such grant thereunder (the “Plan”) as described above on or before December 31, 2000, the Company shall, on or before December 31, 2000, in lieu of the grant of options, in the event such grant has not occurred, or in consideration for the cancellation thereof if such grant has occurred, grant the Executive 2,000,000 stock appreciation rights (each, a “SAR” and, collectively, the “SARs”). The SARs shall vest twenty-five percent (25%) upon the execution of this Agreement, twenty-five percent (25%) upon the first anniversary hereof, twenty-five percent (25%) upon the second anniversary hereof and twenty-five percent (25%) upon the third anniversary hereof and shall be exercisable for a period often (10) years after the date hereof. The exercise price shall be $2.38 per share for the first and second tranche of SARs that vests, $5.00 per share for the third tranche of SARs that vests and $7.50 per share for the fourth tranche of SARs that vests. The SARs shall otherwise have the same terms and conditions, including acceleration of vesting in certain events, as applies to the options.
     Thereafter during the term, the Executive shall be eligible to participate in the Plan or, to the extent more favorable to the Executive, other equity plan or plans established by the Board of Directors of the Company for the Company’s senior executive officers, as the same may be amended from time to time (provided that no such amendment shall materially diminish the benefits to Executive thereunder), as and to the extent other senior executive officers participate in the same.
     5. Termination of Agreement.
     5.1. Termination of Agreement Upon Death of Executive.
     5.1.1 General. The Company may terminate this Agreement without any further obligation (except as provided in this Section 5.1) to the Executive on the death of the Executive. In the event of the Executive’s death while this Agreement is in effect, the Executive’s Base Salary shall continue to be paid to the Executive’s estate or the Executive’s beneficiaries for a period of one (1) year from the date of death. Nothing in this Section 5.1.1. is intended to effect the entitlement of the Executive or his estate to any payments or benefits to which he or it would otherwise be entitled under any other Company plan or program.
     5.1.2 Salary, Bonus and Options. If the Executive’s employment shall be terminated because of the Executive’s death, the Executive’s estate or designated beneficiaries shall receive, as soon as practicable: (A) the actual bonus, if any, he would have received in respect of the fiscal year in which his employment terminates, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his termination of employment and the denominator of which is 365, payable at the same time as such bonus would be paid to him under the term of this Agreement and (B) accrued but unpaid Base Salary through the date of Executive’s termination of employment and any additional payments under applicable plans or programs to which the Executive, Executive’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs (collectively, the “Accrued Rights”). In addition, the Executive’s estate or designated beneficiaries shall, in accordance with any agreement relating to such options, have the right to exercise any vested, but unexercised, options to purchase shares of the Company’s common stock or other equity securities of the Company for the duration of such options’ terms. Any unexercised and any non-vested options to purchase shares of common stock or other equity securities of the Company previously granted to Executive shall be forfeited by the Executive.
     5.2. Termination of Agreement Upon Disability of Executive.
     5.2.1 General. The Company may terminate this Agreement without any further obligation (except as provided in this Section 5.2) to the Executive on the Disability of the Executive. In the event of the Executive’s Disability during the course of his employment hereunder, the Executive’s Base Salary shall continue to be paid to the Executive for a period of one (1) year from the date of Disability. Nothing in this Section 5.2.1. is intended to affect the entitlement of the Executive or his estate to any payments or benefits to which he or it would otherwise be entitled under any other Company plan or program.
     5.2.2 Salary, Bonus and Options. If the Executive’s employment shall be terminated because of the Executive’s Disability, the Company shall pay to the Executive, as soon as practicable his Accrued Rights. In addition, the Executive shall, in accordance with any agreement relating to such options, have the right to exercise any vested, but unexercised, options to purchase shares of the Company’s common stock or other equity securities of the Company for the duration of such options’ terms. Any unexercised and any non-vested options to purchase shares of common stock or other equity securities of the Company previously granted to Executive shall be forfeited by the Executive.
     5.2.3 Definition of Disability. For purposes of this Agreement, “Disability” shall mean either (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less that twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.
     5.3. Termination for Cause.
     5.3.1 General. During the term of this Agreement, the Company may, at any time and in its sole discretion, terminate this Agreement for Cause (as hereinafter defined), effective as of the date of provision of written notice to the Executive thereof. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive, and an opportunity for the Executive, together with counsel of his choice, to be heard before the Board of Directors of the Company), finding that the Executive was, in the good faith opinion of the Board of Directors of the Company, guilty of conduct set forth in Section 5.3.3. hereof and specifying the particulars thereof in reasonable detail.
     5.3.2 Salary, Bonus and Options. If the Executive’s employment shall be terminated for Cause: (i) the Company shall pay the Executive his Base Salary earned through the date of termination of the Executive’s employment with the Company (the “Termination Date”); (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law; and (iii) any unexercised and any non-vested options to purchase shares of common stock or other equity securities of the Company previously granted to Executive shall be forfeited by the Executive.
     5.3.3 Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean: (i) conviction of a felony or of a crime involving misappropriation or embezzlement; (ii) willful and material wrongdoing by the Executive, including, but not limited to, acts of dishonesty or fraud, which have a material adverse effect on the Company or any of its subsidiaries; (iii) repeated material failure of the Executive to follow the direction of the Company and its Board of Directors regarding the material duties of employment; or (iv) material breach by the Executive of a material obligation under this Agreement and failure to cure such breach within thirty (30) days after being given written notice of such breach by the Company.
     5.4. Termination Without Cause or Resignation for Good Reason.

     5.4.1 General. The Company has the right to terminate the Executive’s employment, without Cause, effective as of the date of provision of written notice to the Executive thereof. In addition, the Executive may resign for Good Reason, as defined herein, effective as of the date of provision of written notice to the Company thereof.
     5.4.2 Effect of Termination Without Cause or Resignation for Good Reason. In the event the Executive is terminated without Cause by the Company or in the event the Executive resigns for Good Reason, the Company shall pay to the Executive, as soon as practicable, his Accrued Rights. The Company shall also pay the Executive an amount equal to two (2) times the Executive’s Base Salary, based upon the annual rate payable as of the date of termination, without any cost of living adjustments, payable on a monthly basis for a period of two (2) years from the date of termination or resignation. In lieu of the foregoing, if such termination or resignation occurs within the two (2) year period following a Change of Control (as defined in Section 5.5.3. herein), the Company instead shall pay to the Executive (i) his Accrued Rights as soon as is practicable following the termination of employment and (ii) the Change of Control Severance (as defined in Section 5.5.2. herein) within sixty (60) days of the termination of Executive’s employment. The Company’s obligation to make the payments set forth in this Section 5.4.2. shall be unconditional, and the Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.4.2. In addition:
               (i) the Executive shall continue to be covered, for the two (2) year period, under medical, health, life and disability insurance plans of the Company, with the costs of such benefits (including the Company’s portion of any premiums) paid by the Company on the Executive’s behalf included in the Executive’s gross income.
               (ii) the Executive shall, in accordance with any agreement relating to such options, have the right to exercise any vested, but unexercised, options to purchase shares of the Company’s common stock or other equity securities of the Company for the duration of such options’ terms. Any unexercised and any non-vested options to purchase shares of common stock or other equity securities of the Company previously granted to Executive shall be forfeited by the Executive.
     5.4.3 Definition of “Good Reason”. For the purposes of this Agreement, “Good Reason” shall mean: (i) removal from the offices which Executive holds, (ii) the assignment to Executive of any duties inconsistent with Executive’s position, authority, duties or responsibilities as contemplated by Section 1. hereof, any adverse change in Executive’s reporting responsibilities, or any action by Company that results in a diminution in such position, authority, duties or responsibilities, but excluding for these purposes an isolated and insubstantial action not taken in bad faith and which is remedied by Company promptly after receipt of notice thereof given by Executive, (iii) any diminution in Executive’s compensation in violation of this Agreement, (iv) the relocation, without the consent of Executive, of Company’s principal executive offices or the offices of Executive to a location more than forty (40) miles from Nashville, Tennessee, or (v) the Company or its affiliates materially breach this Agreement or materially breach any other agreement between Executive and Company or its Affiliates, including the Option Agreement and fails to cure such breach within thirty (30) days of its receipt of written notice from Executive specifying the breach.

     5.5. Resignation by Executive in the Event of a Change of Control.
     5.5.1 General. The Executive shall be entitled to resign his employment with the Company in the event of a Change of Control of the Company pursuant to this Section 5.5 at any time within six (6) months following the occurrence of a Change of Control. The fact that the Executive may choose not to resign his employment in the event of a Change of Control shall in no way affect the Executive’s right to do so upon the occurrence of a subsequent transaction or event which constitutes a Change of Control of the Company.
     5.5.2 Effect of Resignation in the Event of a Change of Control. In the event the Executive resigns in connection with a Change of Control of the Company, the Company shall pay to the Executive his Accrued Rights. The Company shall also pay the Executive, a one-time payment to be paid within sixty (60) days of Executive’s resignation, an amount equal to 2.99 times the Executive’s Base Salary, based upon the annual rate payable as of the date of termination, without any cost of living adjustments (such amount, the “Change of Control Severance”). The Company’s obligation to make the payments set forth in this Section 5.5.2. shall be unconditional, and the Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.5.2. In addition:
               (i) the Executive shall continue to be covered, for the two (2) year period, under medical, health, life and disability insurance plans of the Company with the costs of such benefits (including the Company’s portion of any premiums) paid by the Company on the Executive’s behalf included in the Executive’s gross income.
               (ii) all options (whether vested or un-vested) to purchase shares of common stock or other equity securities of the Company previously granted by the Company to the Executive shall become immediately exercisable for the duration of such options’ terms.
     5.5.3 Definition of a “Change of Control”. “Change of Control” shall mean the occurrence of any of the following events:
               (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for the purpose of this section, any such acquisition by (A) the Company or any of its subsidiaries, (B) any employee benefit plan (or related trust) or (C) any corporation with respect to which, following such acquisition, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or
               (ii) the stockholders of the Company approve a merger or

consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
               (iii) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
               (iv) any event which the Board of Directors determines should constitute a Change in Control;
provided, however, that, notwithstanding the foregoing, the merger of the Company and/or its subsidiaries with CCA, and the completion of the transactions contemplated thereby, including the restructuring of the Company’s board of directors, all as described in the Company’s proxy statement dated July 31, 2000, as filed with the U.S. Securities and Exchange Commission on such date, as may be supplemented from time to time, regarding the restructuring of the Company, shall not constitute a Change in Control for the purpose of this Agreement.
     5.6. Resignation by Executive Other than in the Event of a Change of Control or for Good Reason.
     5.6.1 General. The Executive shall be entitled to resign his employment with the Company other than in the event of a Change of Control and for Good Reason and for any reason at any time pursuant to this Section 5.6.
     5.6.2 Effect of Resignation Other than in the Event of a Change of Control or for Good Reason. If the Executive resigns from his employment for any reason other than in the event of a Change of Control or for Good Reason: (i) the Company shall pay the Executive his Base Salary earned through the date of termination of the Executive’s employment with the Company (the “Termination Date”); (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law; and (iii) any unexercised options and any non-vested options to purchase shares of common stock or other equity securities of the Company previously granted to Executive shall be forfeited by the Executive.
     5.7. Section 409A. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). Any payments delayed pursuant to this Section 5.7 shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Committee, is sufficient to avoid the imposition of any Section 409A Taxes.
     6. Non-Competition, Non-Solicitation and Confidentiality and Non-Disclosure.
     6.1. Non-Competition, Non-Solicitation. Executive hereby covenants and agrees that during term of the Executive’s employment hereunder and for a period of one (1) year thereafter, Executive shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of act as a consultant to, or perform any services for any entity (each a “Competing Entity”) which has material operations which compete with any business in which the Company is then engaged; (ii) solicit any customer or client of the Company with respect to any business in which the Company is then engaged (other than on behalf of the Company); or (iii) induce or encourage any employee of the Company to leave the employ of the Company; provided, that Executive may, solely as an investment, hold not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity. The foregoing covenants and agreements of Executive are referred to herein as the “Restrictive Covenant.” Executive acknowledges that he has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 6.1., including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. Executive further acknowledges that the Company would not have entered into this Agreement or agreed to grant Executive the options to purchase shares of the Company stock under Section 4.6. herein absent Executive’s agreement to the foregoing.
     In the event that, notwithstanding the foregoing, any of the provisions of this Section 6.1. or any parts hereof shall beheld to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 6.1. relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.
     6.2. Confidentiality and Non-Disclosure. In consideration of the rights granted to the Executive hereunder, the Executive hereby agrees that during the term of this Agreement and for a period of one (1) year thereafter to hold in confidence all information concerning the Company or its business, including, but not limited to contract terms, financial information, operating data, or business plans or models, whether for existing, new or developing businesses, and any other proprietary information (hereinafter, collectively referred to as the “Proprietary Information”), whether communicated orally or in documentary or other tangible form. The parties to this Agreement recognize that the Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Proprietary Information in any form would irreparably harm the Company.
     7. Attendance at Board Meeting; Election to Board. For so long as the Executive shall serve as the Chief Executive Officer of the Company, Executive shall have the right to attend and to be heard at all meetings of the Board of Directors (or meetings of any committees of the Board of Directors) of the Company in a nonvoting capacity, to receive notice of such meetings, and to receive the information provided by the Company to the Board of Directors. Pursuant to the obligations of the Company under Section 1 hereof, the Company shall use its reasonable best efforts to have the Board of Directors nominate Executive for election to the Board of Directors by the stockholders of the Company on an annual basis, or at such other time as appropriate given the term of the Executive’s election to the Board, during the term of this Agreement.
     8. Tax Reimbursement Payment.
               (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of Executive as a result of a change in control, as defined in Section 280G of the Internal Revenue Code (the “Code”), (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
               (ii) Subject to the provisions of subsection (iii) below, all determinations required to be made under this Section 8., including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by the Executive, subject to the consent of the Company, which consent shall not be unreasonably withheld (the “Tax Firm”); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by the Executive unless it delivers to Executive a written opinion (the “Tax Opinion”) that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Executive’s applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Executive. All fees and expenses of the Tax Firm shall be borne solely by the Company. Within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company, the Tax Firm shall make all determinations required under this Section 8., shall provide to the Company and Executive a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to the Executive. Any Gross-Up Payment, as determined pursuant to this Section 8., shall be paid by the Company to Executive within fifteen (15) days of the receipt of the Tax Firm’s determination. Subject to the other provisions of this Section 8., any determination by the Tax Firm shall be binding upon the Company and the Executive; provided, however, that the Executive shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. The parties acknowledge, however, that as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder or as a result of a contrary determination by the Internal Revenue Service, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in subsection (iii) below that the Executive is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In determining the reasonableness of the Tax Firm’s determinations hereunder and the effect thereof, the Executive shall be provided a reasonable opportunity to review such determinations with the Tax Firm and the Executive’s tax counsel. The Tax Firm’s determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until the Executive’s reasonable objections and comments thereto have been satisfactorily accommodated by the Tax Firm.
               (iii) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) calendar days after Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided however, that the failure of Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Section 8. except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Executive shall not, unless otherwise required by the Internal Revenue Service, pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such 30-day period that it desires to contest such claim, the Executive shall:
     (1) give the Company and information reasonably requested by the Company relating to such claim;
     (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive;
     (3) cooperate with the Company in good faith in order effectively to contest such claim; and
     (4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;
 provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this subsection (iii), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (iv) If, after the receipt by the Executive of an amount advanced by the

Company pursuant to this Section 8., the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (iii) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (iii) above, a determination is made that the Executive is not entitled to a refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
               (v) Notwithstanding any other provision of this Section 8, any Gross-Up payment due under this Section 8 shall be paid to the Executive no later than December 31 of the year following the year (A) any Excise Tax is paid to the Internal Revenue Service regarding this Section 8 or (B) any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section 8 is completed or resolved.
     9. Indemnification. The Company shall indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the Charter or Bylaws of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive’s service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director); against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as a director, officer or employee of an affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of his breach of the provisions of any employment agreement with a third party that has not been disclosed by the Executive of the Company.
     10. Expenses Incurred in Negotiation and Preparation of Agreement. The Company shall reimburse Executive for one half (50%) of his reasonable and documented legal fees and expenses incurred by Executive in connection with the negotiation of the terms of his employment with the Company and the preparation of all agreements in connection therewith. Notwithstanding any other provision of this Section 10, the Executive shall be reimbursed for such expenses no later than December 31 of the year following the year in which such expenses were incurred.

     11. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, transmitted by facsimile or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

(i)	If to the Executive, to:

(ii)	If to the Company, to:

Corrections Corporation of America 10 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: Chairman of the Board of Directors Facsimile: (615) 263-3010
     12. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.
     13. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.
     14. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
     15. Controlling Law. This Agreement shall be governed and interpreted under the laws of the State of Tennessee.
     16. Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
[signature page to follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

EXECUTIVE:

JOHN D. FERGUSON

/s/ John D. Ferguson

THE COMPANY:

CORRECTIONS CORPORATION OF AMERICA

By:	/s/ Todd J. Mullenger

Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A
Form of Option Agreement